Exhibit 10.1
INVACARE CORPORATION
CASH BALANCE SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
As Amended and Restated December 31, 2008

INVACARE CORPORATION
CASH BALANCE SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective December 31, 2008)

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INVACARE CORPORATION
CASH BALANCE SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective December 31, 2008)
ARTICLE I
INTRODUCTION
          1.1 Background.
          The Company maintains the Invacare Corporation Supplemental Executive Retirement Plan (the “Plan”), which was originally adopted effective May 1, 1995, and amended and restated effective February 1, 2000. The Plan is hereby amended and restated effective December 31, 2008, in the form set forth herein.
          1.2 Name of Plan.
          This Plan was formerly known as the Invacare Corporation Supplemental Executive Retirement Plan, and as restated herein shall hereinafter be referred to as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan.
          1.3 Purposes of Plan.
          The purposes of the Plan are to provide deferred compensation in order to help attract and retain a select group of management or highly compensated Employees of Invacare Corporation (the “Company”) and to supplement the benefits under other retirement and savings plans offered by the Company for such Employees.
          1.4 “Top Hat” Pension Benefit Plan.
          The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is intended to be maintained, however, for a select group of management or highly compensated employees and, therefore, to be exempt from Parts 2, 3 and 4 of Title 1 of ERISA and shall be construed and administered accordingly.
          1.5 Tax Treatment.
          The Plan is not intended to qualify under Code Section 401(a). However, the Plan is intended to meet the requirements to avoid adverse tax consequences under Code Section 409A and shall be construed and administered accordingly.
          1.6 Plan Unfunded.
          The Plan is intended to be unfunded for purposes of ERISA and the Code and shall be construed and administered accordingly. All benefits shall be unfunded, unsecured promises of the Company to be paid from the general assets of the Company and no amounts will be set aside for the benefit of Participants or their Beneficiaries. As provided in Section 9.3, however, the Company may acquire assets or establish a trust to assist the Company in meeting its anticipated liabilities under the Plan; provided that all such assets continue to be subject to the claims of the Company’s creditors in the event of its insolvency.
          1.7 Effective Date and Scope of Restatement.
          This amendment and restatement of the Plan is effective December 31, 2008 and applies in full with respect to any Participant who terminates employment on or after December 31, 2008. All Participants who, as of December 31, 2008, are Employees of the Company have consented to this amendment and restatement. As amended and restated herein, this Plan utilizes a cash balance approach, which provides retirement benefits determined with reference to hypothetical account balances determined under a formula. Prior to this restatement, the Plan utilized a traditional defined benefit formula.
          The terms of the Plan as in effect on December 31, 2004 (attached hereto as Exhibit A), shall continue in full force and effect with respect to any Participant who terminated employment on or before December 31, 2004, with vested benefits under the Plan (“Grandfathered Participants”), except to the extent such terms are expressly amended with respect to such Grandfathered Participants; provided that no such amendment shall be effective to the extent that it would, for purposes of Code Section 409A, materially modify the benefits earned and vested under this Plan by Grandfathered Participants as of December 31, 2004, unless such amendment specifically indicates that it is intended to materially modify such benefits. Except to the extent otherwise provided in any such amendment, the right to benefits and the time, form and amount of benefits, if any, payable to a Grandfathered Participant, or to a Grandfathered Participant’s beneficiary, shall be determined in accordance with the terms and provisions of the Plan in effect as of December 31, 2004 (or, if earlier, as of the date of such Grandfathered Participant’s most recent termination of employment).
          With respect to any Participant who is not a Grandfathered Participant, but who terminated employment on or before December 31, 2008 (“Former Participant”), the terms of the Plan as in effect on December 31, 2004 shall apply as to the right to benefits and value of benefits, if any, except as expressly further modified herein or in a later amendment hereunder, but the time and form of such benefits (and the amount payable based on such time and form) shall be determined pursuant to transition elections and provisions under Section 5.3.
          This document reflects the provisions of the Plan in effect for periods on and after December 31, 2008. For the period from January 1, 2005 through December 31, 2008, the Plan was operated in good faith compliance with Code Section 409A and applicable transition guidance and relief thereunder (including but not limited to Notice 2007-86), but this document is not intended to fully reflect the operation of the Plan during such period.
          1.8 Administration.
          The Plan shall be administered by the Committee or its delegates, as set forth in Article VI.

ARTICLE II
DEFINITIONS AND CONSTRUCTION
          2.1 Definitions.
          For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:
(a)	“Account” means the hypothetical account maintained by the Company for bookkeeping purposes in order to determine the benefits payable hereunder, to which shall be credited the Participant’s Credits calculated under Section 4.1, and earnings determined in accordance with Section 4.2, and from which shall be debited any distributions and forfeitures.

(b)	“Affiliate” means any corporation or business organization during any period during which it would be treated, together with the Company, as a single employer for purposes of Code Sections 414(b) or (c).

(c)	“Base Salary” means, for any Participant for any Plan Year, the portion of the cash compensation constituting salary and commissions which is paid by the Company to or for the benefit of such individual for services rendered or labor performed while a Participant for such Plan Year, including any amounts such Participant could have received in cash in lieu of (i) deferrals pursuant to any qualified or nonqualified plan of deferred compensation and (ii) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Code Section 125 maintained by the Company. In the event any determination is required to be made under this Plan with respect to a Participant after the beginning of a Plan Year but before such Participant’s Base Salary for such Plan Year has been determined, the Base Salary as in effect at the end of the immediately preceding Plan Year shall be used.

(d)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 5.4 or, in the absence of an effective designation, the person or entity described in Section 5.6.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Bonus” means, for any Participant for any Plan Year, the target amount of bonus for such individual with respect to such Plan Year under the Company’s Executive Incentive Bonus Plan or any successor to such plan. In the event any determination is required to be made under this Plan with respect to a Participant after the beginning of a Plan Year but before such Participant’s target

Bonus for such Plan Year has been determined, the Bonus as in effect at the end of the immediately preceding Plan Year shall be used.
(g)	“Change in Control” means the happening of any of the following events:
(i)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan or trust), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (as determined by reference to voting power in the election of directors). However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or other property will be treated as an acquisition of stock for purposes of this subsection (g). This subsection (g) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(ii)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company (as determined by reference to voting power in the election of directors).

(iii)	A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(iv)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), whether by operation of law or otherwise, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
In determining whether a Change in Control has occurred, this definition shall be interpreted in accordance with regulations under Code Section 409A.

(h)	“Code” means the Internal Revenue Code of 1986, as amended. In general, a reference to the Code will include all lawful regulations and pronouncements promulgated thereunder, including without limitation, all applicable transition relief with respect to Code Section 409A.

(i)	“Committee” means the administrative committee named to administer the Plan pursuant to Section 6.1.

(j)	“Compensation Committee” means the Compensation and Management Development Committee of the Board or such successor committee as may hereafter be appointed by the Board. On and after a Change in Control, the Compensation Committee shall consist of the same individuals who constituted the Compensation Committee immediately prior to the Change in Control, or such successors as may be designated by the majority of them.

(k)	“Company” means Invacare Corporation and any successor thereto.

(l)	“Credit” means the annual amount credited to a Participant’s Account calculated in accordance with Section 4.1.

(m)	“Directors” means the Board of Directors of the Company.

(n)	“Disability” means a physical or mental impairment that qualifies a Participant for benefits under the Company’s Long Term Disability Plan.

(o)	“Earnings” means, for any Plan Year, the Participant’s:
(i)	Base Salary for such Plan Year, plus

(ii)	the Participant’s target Bonus for such Plan Year.
(p)	“Employee” means any common-law employee of the Company or any Affiliate.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended In general, a reference to ERISA will include all lawful regulations and pronouncements promulgated thereunder.

(r)	“Interest Crediting Rate” shall mean six percent (6%) interest per annum, compounded annually (or for periods between Valuation Dates which occur more frequently than annually, at such interest rate compounded for such periods as equates to a six percent (6%) interest rate per annum, compounded annually), except to the extent the Committee may declare another rate of periodic interest or other rate of earnings to be applicable, as determined under a methodology described in the regulations under Code Section 3121(v); provided, however, that after a Change in Control, the Committee shall obtain the consent of all affected Participants in order to reduce the Interest Crediting Rate.

(s)	“Normal Retirement Date” means the earlier of a Participant’s (i) attainment of age sixty-two (62) and completion of fifteen (15) or more years of Vesting Service, or (ii) attainment of age sixty-five (65).

(t)	“Participant” means each Employee who has been selected for participation in the Plan, who has become a Participant pursuant to Article III and who retains an Account under this Plan.

(u)	“Participation Agreement” means the Agreement by which a Participant agrees to become a Participant and be bound by the terms of the Plan pursuant to Section 3.2. Each Participation Agreement shall be incorporated into and made a part of this Plan with respect to the applicable Participant.

(v)	“Plan” means the Invacare Corporation Supplemental Executive Retirement Plan, as restated herein as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, as amended from time to time hereafter, and as it previously existed, to the extent applicable with respect to Grandfathered Participants and Former Participants.

(w)	“Plan Year” means the 12-consecutive month period commencing January 1 of each year ending on the following December 31.

(x)	“Retirement” means a Participant’s Termination of Employment after Normal Retirement Date.

(y)	“Termination of Employment” means the separation from service of the Participant’s from the Company and all Affiliates for any reason, which includes:
(i)	a voluntary resignation;

(ii)	involuntary discharge for any reason, with or without cause;

(iii)	retirement;

(iv)	death;

(v)	a leave of absence (including military leave, sick leave, or other bona fide leave of absence) but only at the point that such leave exceeds the greatest of (i) six months, (ii) the period for which the Participant’s right to reemployment is guaranteed either by statute or by contract, or (iii) 12 months if such leave constitutes sick leave arising by reason of an injury to, or sickness of, the Participant, which, in either case, involves a medically determinable physical or mental impairment that (y) is expected to result in death or to last for a continuous period of not less than 6 months, and (z) renders the Participant unable to perform the duties of his position of employment or any substantially similar position of employment; or

(vi)	a permanent decrease in the Participant’s service to a level that is no more than twenty percent (20%) of its prior level.
In determining whether a Termination of Employment has occurred, this definition shall be interpreted in accordance with regulations under Code Section 409A, with respect to separation from service, including, without limitation, whether it is reasonably anticipated that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services less than 36 months).
The transfer of a Participant from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a Termination of Employment for purposes of this Plan. In addition, without limiting the generality of the foregoing, in determining Affiliates for purposes of applying this definition of Termination of Employment, the usual “at least 80%” standard in Sections 1563(a)(1), (2) and (3) of the Code shall read “at least 50%” (or, where the Compensation Committee has determined that there is a good business reason for such lower limit, “at least 20%”) for purposes of construing Sections 414(b) and 414(c) of the Code.

(z)	“Valuation Date” means (i) the last day of each calendar quarter and (ii) and any special valuation date designated by the Committee.

(aa)	“Vesting Percentage” means the percentage of a Participant’s benefit which is nonforfeitable. A Participant’s Vesting Percentage shall be based upon his years of Vesting Service as follows:

Years of Vesting Service	Vesting Percentage
Less than 1	0
1	20
2	40
3	60
4	80
5 or more	100
Notwithstanding the foregoing, a Participant’s benefits shall become 100% vested upon the earliest to occur of his attainment of age sixty five (65) while employed, Disability while employed, death while employed, and Termination of Employment within two (2) years following a Change of Control.

(bb)	“Vesting Service” means, except as may be otherwise provided in a Participant’s Participation Agreement, a Participant’s period of employment while a Participant.
          2.2 Number and Gender.
          Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
          2.3 Headings.
          The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III
PARTICIPATION AND ELIGIBILITY
          3.1 Participation.
          Participants in the Plan are those Employees who (a) are subject to the income tax laws of the United States, (b) are members of a select group of highly compensated or management Employees, (c) are selected by the Compensation Committee, in its sole discretion, as eligible to be Participants and (d) agree to become Participants and to be bound by the terms of the Plan as set forth in Section 3.2. The Compensation Committee, or its designee, shall notify each Participant of his selection as eligible to be a Participant. An Employee who becomes a Participant in the Plan shall remain eligible to continue participation in the Plan for each Plan Year thereafter, unless the Compensation Committee shall determine otherwise.
          3.2 Commencement of Participation.
          Except as provided in the following sentence, an Employee who has been designated by the Compensation Committee as eligible to become a Participant shall become a Participant effective as of the entry date specified in a Participation Agreement entered into between the Employee and the Company, provided that if such date is other that the first day of a calendar year, any credits made pursuant to Section 4.1(c) for such Plan Year shall be based only on Earnings earned after the entry date. In order to become a Participant, the Employee shall execute a Participation Agreement, in such form as the Committee shall determine, prior to the entry date specified in a Participation Agreement (or, if earlier, within the first 30 days after such Employee is first designated as eligible to become a Participant). At a minimum, a Participation Agreement shall contain the Participant’s agreement to become a Participant and be bound by the terms of the Plan, shall specify the date of the Participant’s entry into the Plan, and shall provide for the Participant’s election as to form of payment pursuant to Section 5.1, as shown in Exhibit B, but may contain such additional or differing terms as the Compensation Committee determines to be appropriate with respect to any one or more Participants.
          3.3 Cessation of Active Participation.
          Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be an active Participant eligible to receive credits under Section 4.1(b) or (c), effective as of the end of any Plan Year as may be designated by the Compensation Committee of the Board. Any such action shall be communicated to such Participant prior to the effective date of such action. Such termination of active participation shall not impact the time and form of payment of any amounts credited to such Participant’s Account, which will be distributed by the Company in accordance with the other provisions hereof.

ARTICLE IV
CREDITS AND BENEFITS
          4.1 Annual Credits.
          Except to the extent the Plan is hereafter amended or terminated by the Compensation Committee in a manner permitted by Section 8.1, there shall be credited to each Participant’s hypothetical Account Credits determined as follows:
(a)	Each Employee who was a Participant as of December 31, 2008 (excluding any Grandfathered Participant or Former Participant) shall receive an initial Credit equal to his accumulated benefit obligation under the prior provisions of this Plan as of December 31, 2008, based on the assumptions utilized in preparing the audited financial statements of the Company for 2008.

(b)	Each Employee who was a Participant as of December 31, 2008 (excluding any Grandfathered Participant or Former Participant) shall receive an annual Credit equal to the relevant dollar amount set forth in the Participation Agreement between the Company and the Employee for each full or partial Plan Year commencing with 2009 during which he is a Participant and an Employee as of December 31 of such Year, not in excess of the maximum number of Plan Years for such annual Credits as set forth in such Participation Agreement. If a participant is not an Employee for a full Plan Year, the annual Credit shall be ratably reduced to reflect the period in which he is not an Employee.

(c)	Each Employee who first becomes a Participant in the Plan after December 31, 2008 shall receive for each full or partial Plan Year on and after 2009 during which he is a Participant and an Employee a Credit equal to a percentage of his Earnings for such Plan Year which are earned while a Participant and an Employee (with such Credit being prorated for any partial Plan Year) based upon his age at entry into the Plan, as set forth in the following table, or as otherwise set forth in his Participation Agreement:

Plan	Credit for Plan Year as	Plan	Credit for Plan Year
Entry	a Percentage of	Entry	as a Percentage of
Age	Earnings	Age	Earnings
26	8.00%	41	15.00%
27	8.00%	42	16.00%
28	9.00%	43	17.00%
29	9.00%	44	18.00%
30	9.00%	45	20.00%
31	10.00%	46	21.00%

Plan	Credit for Plan Year as	Plan	Credit for Plan Year
Entry	a Percentage of	Entry	as a Percentage of
Age	Earnings	Age	Earnings
32	10.00%	47	23.00%
33	11.00%	48	23.00%
34	11.00%	49	23.00%
35	12.00%	50	23.00%
36	12.00%	51	24.00%
37	13.00%	52	27.00%
38	13.00%	53	29.00%
39	14.00%	54	32.00%
40	15.00%	55+	35.00%
Notwithstanding the foregoing, in no event shall any annual Credit under this subsection (c) be granted for any Plan Year for any Participant if, as of the June 30 of such Plan Year the Account of such Participant has a value in excess of 3.65 times his Earnings for such Plan Year, or such other amount as may be set forth in his Participation Agreement.
          4.2 Earnings on Account.
          As of each applicable Valuation Date, the Account of a Participant (excluding any Grandfathered Participant or Former Participant) shall be credited with earnings in an amount equal to his Account balance at such time times the Interest Crediting Rate.
          4.3 Retirement Benefit.
          On the first day of the seventh month after a Participant’s Retirement (or, if later, the January 2nd of the calendar year following the Participant’s Retirement), the Participant (excluding any Grandfathered Participant or Former Participant) shall receive or commence receipt of his benefit hereunder, which shall be the value of his Account determined in accordance with Section 4.7 and paid in the form determined in accordance with Section 5.1.
          4.4 Termination Benefit.
          Following a Participant’s Termination of Employment other than for Retirement under Section 4.3, the Participant shall be entitled to his Vested Percentage of his Account, paid in the form determined in accordance with Section 5.1, with payment to be made or commence on the latest of (a) the first day of the seventh month after a Participant’s Termination of Employment, (b) the January 2nd of the calendar year following the Participant’s Termination of Employment, or (c) the first day of the month coincident with or next following the date the Participant reaches age 65. The Vested Percentage shall be determined as of the date of Termination of Employment and the value of the Account shall be determined in accordance with Section 4.7.

          4.5 Disability Benefit.
          In the event that an Employee who was a Participant (other than a Grandfathered Participant or Former Participant) as of December 31, 2008 incurs a Termination of Employment by reason of Disability, then as of the date of such Termination of Employment, an additional Credit shall be added to the Account of such Participant which shall be equal to the excess, if any, of (a) 3.65 times such Participant’s Earnings for such Plan Year, prorated for years of Vesting Service (rounded to the nearest whole year) less than 15 years (i.e., multiplied by a fraction equal to the number of such years of Vesting Service divided by 15), over (b) the amount of such Participant’s Account as of the date of such Termination of Employment, and no further Credits under Section 4.1(b) or (c) shall be provided with respect to any such Plan Years thereafter. In the event of such a Termination of Employment due to Disability, payment of such Participant’s Account shall be made in accordance with Section 4.4 or, if the Participant satisfied the requirements for Retirement at the time of such Termination of Employment, Section 4.3.
          4.6 Death Benefit.
          On the 30th day after the death of the Participant either while employed or prior to distribution or commencement of distribution of the Participant’s Account, the Participant’s Beneficiary shall be entitled to receive, in lieu of any other payment hereunder (whether to the Participant, his estate or any other beneficiary), a lump sum payment of the value of the greater of the Participant’s Account as of the date of the Participant’s death or one times the Participant’s Earnings for the Plan Year in which the Participant’s death occurs.
          In the event of the death of the Participant after commencement of distribution of the Participant’s Account, but prior to payment of all benefits due, the Participant’s Beneficiary shall be entitled to continue to receive any remaining payments due under the form of benefit payable to the Participant prior to death.
          4.7 Valuation of Account.
          The value of the Account for purposes of any payment under Sections 4.3-4.6 shall be determined as of the Valuation Date coinciding with or next preceding the date of payment (in the case of installment payments, the Valuation Date preceding the date of each installment).
          4.8 Change in Control.
          In the event of the Termination of Employment of a Participant for a reason other than death within two (2) years of a Change of Control, such Participant shall be 100% vested in his Account and an additional Credit shall be added to the Account of such Participant which shall be equal to the excess, if any, of (a) 3.65 times the greater of his Earnings for such Plan Year or for the immediately preceding Plan Year, discounted from Normal Retirement Date to the date of such Termination of Employment, if earlier, at a rate of 6% per annum, compounded annually, over (b) the amount of his Account as of the date of such Termination of Employment. Payment of such Participant’s Account shall be made six (6) months after such Termination of Employment.

ARTICLE V
FORM OF PAYMENT
          5.1 Form of Payment.
(a)	A Participant may elect in accordance with the timing set forth in Section 3.2 to receive his Account payable on account of Retirement or Termination of Employment in (i) a lump sum payment or (ii) annual installments amortized over a period of years elected by the Participant not to exceed fifteen (15) years (which set of installment payments shall be treated for purposes of Code Section 409A and the subsequent election provisions of Section 5.2 hereof as a single payment), with earnings continuing to be credited on the unpaid balance of the Account in accordance with the Interest Crediting Rate, and with each installment being equal to the unpaid Account balance as of the Valuation Date coinciding with or next preceding such installment, divided by the remaining number of installments. After the first installment, any later installment shall be made as of the January 1 of the calendar year in which it would otherwise be payable under this Section.

(b)	If the Participant fails to make a timely election under Section 5.1(a) above, he shall be deemed to have made an election to receive a lump sum payment.
          5.2 Change in Date or Form of Distribution.
          A Participant may make a single election to change the form of benefit which, as of his commencement of participation is initially applicable to him pursuant to the provisions of Section 5.1, to any of the other forms of benefit permissible under Section 5.1 subject to the following rules:
(a)	the election may not take effect until at least 12 months after the date on which such election is made;

(b)	the payment with respect to which such election is made must be deferred (other than a distribution upon death) for a period of five (5) years from the date such payment would otherwise have been paid; and

(c)	any such election may not be made less than 12 months before the date the payment is scheduled to be paid.
Such election will become irrevocable as of the last permissible date for making such election under the earlier of (a) or (c) above.

          5.3 Transition Elections and Provisions.
          Notwithstanding Sections 5.1 and 5.2 above, the distributions and distribution elections (and subsequent changes thereto) permitted by the Company prior to 2009 pursuant to the transition relief under Code Section 409A, shall be given full force and effect. In addition, Participants who made transition elections regarding the time and form of distribution shall be permitted to make such further elections to change the time and form of payment as are permitted by the Company under Section 5.2 above.
          5.4 Designation of Beneficiaries.
          Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) (a) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to distribution or commencement of distribution of the Participant’s Account, or (b) in the event of a Participant’s death after commencement of distribution, to whom any remaining payments shall be paid which may remain due under the form of benefit payable to the Participant prior to death. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.
          5.5 Change of Beneficiary Designation.
          Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.
          5.6 No Beneficiary Designation.
          If any Participant fails to properly designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s surviving spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s parents;

(d)	The Participant’s estate.

          5.7 Withholding.
          All distributions shall be subject to legally required income and employment tax withholding. In addition, and to the extent permitted under Code Section 409A, the Company may elect to accelerate a Participant’s benefit hereunder to pay any Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and Section 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), as well as to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes However, the total payment accelerated under this Section 5.7 must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.

ARTICLE VI
ADMINISTRATION
          6.1 Committee.
          The Plan shall be administered by a Committee, which, prior to a Change in Control, shall consist of the Company’s Chief Financial Officer, the Senior Vice President of Human Resources and the Senior Vice President and General Counsel, or the respective successors to those positions, and on and after a Change in Control shall be the Compensation Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to qualified individuals certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties, provided that such delegation is in writing. No member of the Committee who is a Participant shall participate in any matter relating to his status as a Participant or his rights or entitlement to benefits as a Participant, nor shall the Committee make a determination as to eligibility for participation in this Plan.
          6.2 General Powers of Administration.
          The Committee shall be the Plan Administrator under ERISA (the “Administrator”). The Administrator will be responsible for the general administration of the Plan and will have all powers as may be necessary to carry out the provisions of the Plan and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. In addition to any powers, rights and duties set forth elsewhere in this Plan, it will have the following powers and duties:
(a)	To enact rules, regulations, and procedures and to prescribe the use of such forms as it deems advisable;

(b)	To appoint or employ agents, attorneys, actuaries, accountants, assistants or other persons (who may also be Participants in this Plan or be employed by or represent the Company) at the expense of the Company, as it deems necessary to keep its records or to assist it in taking any other action authorized or required under the Plan;

(c)	To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan and resolve all questions arising under the Plan;

(d)	To administer the Plan in accordance with its terms and any rules and regulations it establishes;

(e)	To maintain records concerning the Plan as it deems sufficient to prepare reports, returns and other information required by the Plan or by law; and

(f)	To direct the Company to pay benefits under the Plan, and to give other directions and instructions as may be necessary for the proper administration of the Plan.
          Any decision, interpretation or other action made or taken by the Administrator arising out of or in connection with the Plan, will be within the absolute discretion of the Administrator, and, subject to the review by the Compensation Committee under Sections 7.3 and 7.4, will be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator’s determinations under the Plan need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.
          6.3 Indemnification of Committee.
          The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE VII
DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION
          7.1 Claims.
          A Participant, Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Committee setting forth his or her claim. The request must be addressed to the Committee at the Company at its then principal place of business.
          7.2 Claim Decision.
          Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.
          If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(d)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)	the time limits for requesting a review of the denial under Section 7.3 and for the actual review of the denial under Section 7.4.
          If no notice is provided, the claim will be deemed denied. The interpretations, determinations and decisions of the Committee will be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article.

          7.3 Request for Review of a Denied Claim.
          Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Compensation Committee review the Committee’s prior determination. Such request must be addressed to the Compensation Committee at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination. In the event the Compensation Committee has become the Committee pursuant to Section 6.1, the initial decision on a claim for benefits under Section 7.1 shall be made by such person (including a member of the Compensation Committee) as the Compensation Committee may select, and the review under this Section 7.3 shall be made by the Compensation Committee (or the remaining members thereof).
          The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Committee in making its initial claims decision, (b) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (c) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.
          7.4 Review of Decision.
          Within a reasonable period of time, ordinarily not later than sixty days, after the Compensation Committee’s receipt of a request for review, it will review the Committee’s prior determination. If special circumstances require that the sixty-day time period be extended, the Compensation Committee will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Compensation Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Compensation Committee extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
          Benefits under the Plan will be paid only if the Compensation Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Compensation Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant. Without limiting the foregoing, if the law provides that the Claimant may bring a legal action alleging a claim for benefits under this Plan, then, no Claimant may file any lawsuit in any court of law with respect to a claim for benefits hereunder unless such Claimant has timely and properly taken all steps to submit his claim to the Committee and to appeal any benefit denial to the Compensation Committee, and has otherwise followed the application and review procedures of this Plan.
          If the Compensation Committee makes an adverse benefit determination on review, the Compensation Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Compensation Committee in making its decision, (ii) was submitted, considered or generated in the course of the Compensation Committee making its decision, without regard to whether such instrument was actually relied upon by the Compensation Committee in making its decision or (iii) demonstrates compliance by the Compensation Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
          7.5 Discretionary Authority.
          The Committee and Compensation Committee shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.
          7.6 Disability Benefit Claims Procedures.
          With respect to the determination of a claim for a Disability Benefit, the procedures set forth in Sections 7.2, 7.3 and 7.4 above shall be modified to the extent necessary to conform with the requirements applicable for determinations of disability benefits under 29 C.F.R. Section 2560.503-1, including:

(a)	The time for the initial determination of benefit under Section 7.2 shall be 45 days (instead of 90 days), and may be extended for two additional periods of 30 days. A notice to the Claimant of any such extension shall be provided prior to the start of the extension and shall indicate that the Committee has determined that the extension is necessary due to matters beyond the control of the Plan, the circumstances requiring the extension, the date by which a decision is expected, the standards upon which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve the claim. The Claimant shall be afforded at least 45 days in which to provide the specified information (during which time, the period for the Committee to make a determination shall be tolled).

(b)	To the extent any internal rule, guideline, protocol or similar criterion is relied upon in making an initial adverse claim determination, then a copy of such rule, guideline, protocol or criterion shall be available to the Claimant upon request, free of charge.

(c)	The time for requesting a review under Section 7.3 of an initial adverse claims determination shall be 180 days (instead of 60 days).

(d)	The review under Section 7.4 by the Compensation Committee shall be made by a person or entity which is neither the individual nor a subordinate of the individual who made the initial determination of benefit. If the initial determination of benefit was based in whole or in part on a medical judgment, the Compensation Committee shall consult with an appropriate health care professional who was not consulted in the initial determination of benefit and who is not the subordinate of the individual consulted in the initial claims determination. In addition, the identity of the health care professionals consulted in connection with the initial determination and the determination on appeal shall be available to the Claimant upon request.

ARTICLE VIII
AMENDMENT AND TERMINATION
          8.1 Power to Amend or Terminate.
          The Company reserves the right, by action of the Compensation Committee in its sole discretion, to retroactively or prospectively amend, modify or terminate this Plan, or any Participation Agreement or related document, at any time. Without limiting the generality of the foregoing, the Company specifically retains the right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan, or any Participation Agreement or related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. Notwithstanding any of the foregoing or any other provisions contained herein, (i) no amendment, modification or termination shall reduce the amounts credited to any Participant’s Account or otherwise impair the rights of the Participant with respect to amounts credited to his Account without his consent, all as determined as of the date of such amendment, modification or termination, and (ii) after a Change in Control, the Plan, or any Participation Agreement or related document, may only be amended, modified or terminated in any manner adverse to any Participant if the consent of all of the affected Participants is obtained.
          8.2 Distribution Upon Plan Termination.
          In the event the Company terminates the Plan in the manner permitted under Section 8.1, no further amounts shall be credited to Participant Accounts, and no liquidation and payment of benefits shall occur as a result of the termination; provided, however, that subject to the provisions of Section 8.1, the Company may, in its discretion, provide by amendment to the Plan for the liquidation and termination of the Plan where:
(a)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and Affiliates;

(b)	the Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;

(c)	no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(d)	all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)	the Company and its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
          Notwithstanding the above, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):
(a)	the calendar year in which the termination and liquidation occurs;

(b)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment is administratively practicable.

ARTICLE IX
MISCELLANEOUS
          9.1 Plan Not a Contract of Employment.
          The adoption and maintenance of the Plan shall not be or be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.
          9.2 Hypothetical Accounts and Creditor Status of Participants.
          The Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts shall hold any actual funds or assets. The payments to a Participant, his Beneficiary or any other distributee hereunder shall be made from assets of the Company which shall continue, at all times, to be a part of the general unrestricted assets of the Company. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan and the Participation Agreement entered into by such Participant. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Except as provided in Section 9.3, nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.
          9.3 Investments.
          The Company may, in its sole discretion, acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the Plan. Such policies, annuities or other acquired assets, shall at all times be and remain unrestricted general property and assets of the Company, and Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such policies, annuities or other acquired assets. Furthermore, the Company may establish a trust to hold such policies, annuities or other acquired assets, to be used to make, or reimburse the Company for, payments to the Participants or Beneficiaries of all or part of the benefits under this Plan; provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency. In the event that a trust is established under this section, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or Beneficiary made by the trust shall satisfy the Company’s obligation to make such payment to such person.

          9.4 Non-Assignability of Benefits.
          No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.
          9.5 Severability.
          If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
          9.6 Governing Laws.
          All provisions of the Plan shall be construed in accordance with the internal laws (but not the choice of laws) of Ohio, except to the extent preempted by federal law.
          9.7 Binding Effect.
          This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.
          9.8 Entire Agreement.
          This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
          9.9 No Guaranty of Tax Consequences.
          While the Company has established, and will maintain, the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law.
          9.10 Compliance with Code Section 409A.
          It is the intention and purpose of the Company that this Plan shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan except as may be provided in any separate agreement between the Company and any Participant, and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 31st day of December, 2008.

INVACARE CORPORATION

By	/s/ Joseph S. Usaj

Its:	SR VP Human Resources